VALLEY NATIONAL BANK
                           SAVINGS AND INVESTMENT PLAN

                            SUMMARY PLAN DESCRIPTION


                                                                   10/1/97

                                  Introduction

         This booklet is simply a summary of some of the more important features of the Valley National Bank Savings and Investment Plan (the "Plan"). The Plan is a written document that sets forth all of the provisions of this retirement program. Included as part of the Plan is a trust agreement, pursuant to which Peter Southway, Gerald Lipkin, Robert McEntee, and Joseph Vozza serve as Trustees (the "Trustee"). The administrator of the Plan is Valley National Bank (the "Plan Administrator"). You may read the actual Plan document (copies are available from your employer or Plan Administrator). This summary plan description is not meant to interpret, extend, change or modify the Plan in any way. In case of a conflict between this summary and the Plan document, the Plan document will govern.

         The Plan was established effective April 1, 1984. The effective date of the most recent amendment of the Plan is October 1, 1997. The "Plan Year" is the period ending each December 31. The Employer that sponsors this Plan is Valley National Bank (the "Sponsor"). Entities related to the Sponsor that are also participating employers in this Plan are VNB Financial Advisors, Inc., VNB Loan Services, Inc., VNB Financial Services, Inc., GAP Realty, Inc., and Valley National Mortgage Services, Inc. (collectively, the "Employer"). VNB Financial Services, Inc. employees paid in Canada are not eligible to participate in the Plan. Midland Bank and Trust Company merged with the Sponsor as of March 1,
1997. Eligible employees of the Employer who have satisfied the Plan's eligibility requirements may participate in this Plan. The purpose of the Plan is to enable eligible employees to provide for their retirement and certain other special situations. The Plan is for the exclusive benefit of eligible employees and their beneficiaries.

                           Eligibility to Participate

         You will be eligible to participate in the Plan if you are an employee of the Employer ("Employee") who has been credited with one year of service. A year of service is the twelve month period beginning with your date of hire (or anniversary thereof) during which you have earned at least 1,000 hours of service. Hours of service include hours during which you performed duties for the Employer and certain other hours for which you are paid, such as hours you are paid for vacation, illness, or paid leaves of absence (the Plan contains a complete technical definition of this term).

         All Employees who were employed by the Employer on the Plan's original Effective Date and who satisfied the eligibility requirements were eligible to become participants in the Plan on the Effective Date. All other Employees who subsequently satisfy the eligibility requirements are eligible to become participants in the Plan on the January 1 or July 1 next following their satisfaction of the Plan's eligibility requirements (an "Entry Date"). In order to participate in the Plan, your Employer may require that you complete an enrollment form and may also request that you complete certain other forms, such as an investment direction form and designation of beneficiary form.

                                  Contributions

         Contributions to the Plan generally are determined on the basis of your compensation. The term "Compensation" is defined in the Plan; as (1) wages for purposes of federal income tax withholding, (as shown on your Form W-2); (2) plus the amount, if any, of any salary reductions pursuant to a salary reduction agreement which are not included in your taxable income; and (3) minus bonuses, taxable fringe benefits, income incurred on the exercise of stock options, severance pay, and amounts paid to you prior to the date you first become eligible to participate in the Plan. Compensation is capped at a maximum of $160,000 (as indexed). All contributions allocated to you under the Plan will be held in a separate account established for you in the Plan's trust; your account may have several subaccounts for different kinds of contributions.

         There are limits on the maximum amount of contributions to plans your Employer may deduct for federal income tax purposes. There are also limits on the maximum amount of contributions to plans that may be allocated to any participant's account in any limitation year (which is the Plan Year). The maximum amount that may be allocated to your account under the Plan (when aggregated with contributions under any other defined contribution plan of the Employer) is, very generally, the lesser of $30,000 or 25% of your Compensation. If the contributions to your account must be reduced by reason of this limit, the Plan Administrator will notify you; the definitions and rules relating to this limitation are contained in the Plan document.

         1.       Elective Deferral Contributions

         As an eligible Employee, you may elect that a specified percentage of your Compensation be deferred and contributed pre-tax to your account under the Plan (an "Elective Deferral Contribution"). The maximum pre-tax contribution that may be made to your account in any Plan Year is the lesser of 12% of your compensation or $9,500. The $9,500 limit is adjusted annually to reflect changes in the cost of living. However, in certain cases the maximum amount you may defer pre-tax in any year may be limited to less than those amounts, due to statutory nondiscrimination rules. If the amount of your Elective Deferral Contribution must be reduced, the Plan Administrator will notify you. The amount you elect to defer pre-tax under the Plan will not affect the amount of your Social Security benefits. You may change or discontinue the rate of your Elective Deferral Contributions at any time; the change will be effective with the first payroll period of each month for which your Employer can reasonably process the request.

         2.       Matching Contributions

         In addition to your Elective Deferral Contributions under the Plan, the Employer will contribute a percentage of your Elective Deferral Contributions to the Plan each year for your benefit ("Matching Contributions"). The amount of the Matching Contribution shall be decided by the Employer each year.

         3.       Qualified Nonelective Contributions

         Your Employer may, but is not required to, make contributions for non-highly compensated participants in order to assure that the Plan satisfies certain statutory nondiscrimination testing requirements ("Qualified Nonelective Contributions"). If your Employer makes these contributions, they will be allocated to a non-highly compensated participant in the ratio that the participant's Compensation bears to the Compensation of all participants for the year.

         4.       Rollover Contributions

         You may roll over all or part of the amount you receive from certain other tax-qualified plans of a former employer into this Plan, provided the contribution qualifies as a rollover contribution under applicable federal law. A rollover may be made as a "direct rollover" or may be contributed by you within 60 days of your receipt of the distribution from the other plan (it is not necessary that you be a plan participant to make a rollover contribution). If you wish to make a rollover contribution, you should contact the Plan Administrator for complete information concerning rollovers.

                                   Investments

         The Employer has selected a group of funds in which you may invest your account balance under the Plan. The investment funds that are currently being made available are listed on Exhibit A. They consist of several mutual funds sponsored by Fidelity and the Valley Stock Fund, which consists of shares of Employer Stock traded on the open market. In general, all contributions allocated to your account will be invested in one or more of those investment funds in accordance with your investment instructions. By providing you with a broad range of investment alternatives, the Plan enables you to make the choices that are right for you and your family. Because you control the investment of your account, the Plan is intended to be covered by Section 404(c) of ERISA and related Department of Labor regulations. Because the Plan is a "Section 404(c) plan," the Plan's fiduciaries are relieved of liability for any losses that are the direct and necessary result of investment instructions given by you or your beneficiary.

         1.       Information Regarding Investment Alternatives

         Information regarding the investment objectives and risk and return characteristics of each of the Plan's investment alternatives, as well as any transaction fees and expenses that may apply in connection with transfers into or out of those alternatives, will be provided to you at the time you become eligible to participate in the Plan. Information regarding your account balance will be provided to you quarterly. Upon request, you may obtain additional information regarding (a) the annual operating expenses of the designated investment alternatives which reduce your rate of return; (b) copies of any prospectuses, financial statements, or other materials provided to the Plan which relate to the designated investment alternatives; (c) the value of shares in the designated investment alternatives, as well as their past and current performance; and (d) information concerning the value of shares in the designated investment alternatives which are held in your account. Carol Abrams has been designated as the fiduciary responsible for providing you with this information. You may obtain this information by contacting her in care of the Benefits Department at 1455 Valley Road, Wayne, New Jersey 07470, or by telephone at (201) 305-3259.

         2.       Initial Investment Elections

         In order to make your initial investment election, you will have to complete an enrollment form which the Plan Administrator will supply to you. Your Elective Deferral Contributions and Matching Contributions made on your behalf will be allocated to the investment alternatives in the percentages you select.

         3. Changing Your Investment Election and Transferring Assets Between Investment Alternatives

         If you wish to change your investment election for future contributions to your account, or if you wish to redistribute your existing account balance between investment alternatives, you must use the Automated Benefits Phone system, which is available 24 hours a day, seven days per week.

         4.       Pass-Through of Voting and Tender Rights

         Voting and other similar rights associated with ownership of shares in the Fidelity mutual fund investment alternatives will not be passed through to Participants. The Trustee will exercise those rights and will do so in the sole interest of Participants and beneficiaries.

         5.       The Valley Stock Fund

         The Valley Stock Fund is invested in shares of common stock of Valley National Bancorp. The Trustee will purchase and sell the shares on the open market at current prices. There are no transaction fees or expenses deducted from your account when you invest in the Valley Stock Fund.

                  (a)      Documents Incorporated by Reference

         Valley National Bancorp has registered its shares of Valley National Bancorp common stock for use in connection with the Plan and has registered the associated interests in the Plan. The following documents filed by Valley National Bancorp with the Securities and Exchange Commission are incorporated by reference into the prospectus of which this document is a part:

              The latest Annual Report on Form 10-K filed by Valley National Bancorp under Section 13 or 15(d) of the Securities and Exchange Act of 1934 (the "1934 Act");
              The  latest  Annual  Report on Form 11-K  filed by the Plan under
              Section 15(d) of the 1934 Act; and All other reports filed by the Employer and the Plan under Sections 13, 14, or 15(d) of the 1934 Act since the end of the fiscal year covered by the annual reports referred to above.

         All reports and documents filed by Valley National Bancorp or the Plan under Sections 13, 14, or 15(d) of the 1934 Act after the date of the prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in the prospectus and to be a part of the prospectus from the date of filing of such reports and documents.

         Copies of these documents, as well as all reports, proxy statements and other communications distributed to Valley National Bancorp security holders generally, are available, without charge (except for exhibits other than those incorporated by reference), upon written or oral request. You may address requests for such documents to the Plan Administrator at the address shown on page 13.

         (b)      Amount of Valley  National Bank Common Stock Offered Under the
                  Plan

         The aggregate number of shares of Valley National Bancorp common stock, no par value, which may be purchased with Elective Deferral Contributions, Matching Contributions, and Qualified Nonelective Contributions, is indeterminate. Appropriate adjustments will be made in the number and class of shares subject to the Plan as a result of stock dividends, stock split-ups, reclassification, reorganizations, and similar changes.

         If a participant invests a portion of his or her account balance in the Valley Stock Fund, all voting, tender, and similar rights that attach to the shares held on the participant's behalf will be passed through to the participant, and it will be up to the participant to direct the Trustee as to how those rights should be exercised. Proxies and notices will be forwarded to you for voting by American Stock Transfer Company ("American Stock Transfer"). Once you return these proxies to American Stock Transfer, American Stock Transfer will inform the Trustee how to vote the shares of Employer Stock on a cumulative basis for all of the participants who have returned proxies. Information regarding the decisions of individual participants will not be passed along to the Trustee. The Trustee will not vote shares as to which the Trustee has not received participant direction. All proxy statements and other materials provided to shareholders will be provided directly to the participant.

         Procedures are in place to ensure that all information regarding a participant's purchase, holding, or sale of Employer Stock or a participant's exercise of voting, tender, and similar rights shall remain confidential. Fiduciaries have been designated that shall be responsible for implementing these procedures, ensuring that they are adequate, and ensuring that they are followed. Benefits Services Corporation has been designated as the fiduciary responsible for ensuring that the confidentiality procedures are adequate and are followed with respect to the purchase, holding, and sale of Employer Securities. American Stock Transfer Company has been designated as the fiduciary responsible for ensuring that the confidentiality procedures are adequate and are followed with respect to the exercise of voting, tender, and similar appurtenant rights. If you have any questions regarding these procedures, please contact William Higley, Vice President of Human Resources, at (201) 305-4076.

                                     Vesting

         You will always have a 100% vested and nonforfeitable interest in the amounts credited to your Elective Deferral Contribution account, your rollover account, and in any amount attributable to Qualified Nonelective Contributions your Employer may make.

         You will have a 100% vested and nonforfeitable interest in all amounts credited to your account under the Plan upon (1) your death; (2) becoming disabled (determined in accordance with the Plan); or (3) reaching age 65 while an Employee ("Normal Retirement Age").

         If your  employment  with the Employer  terminates for any reason other
than  death,  disability,  or  Normal  Retirement,   your  interest  in  amounts
attributable to Matching Contributions will be vested as follows:

              Years of Service for Vesting                         Percentage

                           0                                           0%
                           1                                           0%
                           2                                           0%
                           3                                          50%
                           4                                          75%
                           5                                          100%

Participants in the Plan who were participants in the Midland Bank and Trust Company Savings and Investment Plan (the "Midland Plan") and who had completed at least three years of service as of March 1, 1997, however, may elect to remain under the vesting schedule of the Midland Plan.

         If the Plan becomes "top-heavy" a more rapid vesting schedule will apply and minimum contributions by the Employer may be required. Very generally, a plan is "top-heavy" if the aggregate value of the accounts of "key" Employees exceeds 60% of the aggregate value of all participants' accounts; the technical definitions and rules for determining whether a plan is top-heavy are contained in the Plan. If the Plan is top-heavy in any Plan Year, the Employer may be required to make a minimum top-heavy contribution for the benefit of all eligible non-key employees for that Plan Year, which contribution is, very generally, 3% of each eligible non-key Employee's Compensation or, if less, the highest percentage of Compensation allocated to the account of any key Employee.

         Years of service for vesting are determined on the basis of the time elapsed from your date of hire until your severance from service. Certain periods of severance may be included in years of service for vesting. The Plan contains detailed provisions for determining years of service for vesting. "Years of service for vesting" does not include service with the Employer prior to Plan's original effective date or an Employee's reaching age 18. For participants who were participants in the Midland Bank and Trust Company Savings and Investment Plan, however, years of service for vesting shall include both service prior to this Plan's Effective Date and service prior to reaching age
18. Years of service for vesting includes service with VNB Financial Advisors, Inc., VNB Loan Services, Inc., VNB Financial Services, Inc., GAP Realty, Inc., Valley National Mortgage Services, Inc., and Midland Bank and Trust Company (which merged with the Sponsor as of March 1, 1997).

         If your employment with the Employer terminates at a time when less than 100% of your account balance under the Plan is vested, the nonvested amount will be forfeited. There are only two events which can cause the loss of all or a portion of your account. One is termination of employment before you are 100% vested, and the other is a decrease in the value of your account from investment losses or administrative expenses and other costs of maintaining the Plan.

                          Withdrawals and Distributions

         1.       In-Service Withdrawals

                  (a)      Hardship withdrawals

         You may withdraw some or all of your pre-tax Elective Deferral Contributions (and earnings on those contributions accrued through December 31, 1988) and rollover contributions in the event of a hardship. A hardship means an immediate and heavy financial need which you are unable to meet from any other reasonably available resource. Hardship withdrawals may be obtained only for purposes of (1) paying unreimbursed medical expenses for yourself or your spouse or dependents; (2) purchasing a principal residence; (3) paying tuition and related fees for post-secondary education for yourself or your spouse or dependents; or (4) preventing eviction from or foreclosure on the mortgage on your principal residence. You may withdraw only the amount necessary to satisfy the need, you must first exhaust all other reasonably available sources of funds, and you may not make elective deferrals or other similar employee contributions under any plan of the Employer for a period of 12 months following the hardship withdrawal. The minimum amount you may withdraw is $500. Hardship withdrawals are taxable distributions, which may be subject to the 10% penalty tax on premature withdrawals from qualified plans.

                  (b)      Withdrawals After Age 59 1/2

         You may withdraw all or any portion of your vested account balance at any time after you have reached age 59 1/2.

         2.       Distributions

         In general, upon your termination of employment with the Employer for any reason you will be entitled to receive a distribution of the total vested amount credited to your account under the Plan. If your total vested account balance does not exceed $3,500, your account balance will be distributed to you automatically in a lump sum as soon as practicable following your termination of employment. If your total vested account balance exceeds $3,500, you may elect to receive a distribution at any time following your termination of employment. Effective January 1, 1998, the $3,500 ceiling for automatic distributions following termination of employment will be increased to $5,000. If you do not elect to receive a distribution following your termination of employment, your vested account balance will be distributed after you reach Normal Retirement Age. In all events, distribution of your benefits must begin after you reach age 70 1/2, and must not be less than a minimum required distribution amount prescribed by law. If you are still an Employee when you are required to begin receiving minimum required distributions, that minimum required amount will be distributed to you each year until your employment terminates and you elect a retirement distribution.

         If you are entitled to receive a distribution of benefits under the Plan, you may elect to receive that distribution in the form of:

                  (1)      one lump sum payment in cash;

                  (2) one lump sum payment consisting of all whole shares of Employer Stock invested in the Valley Stock Fund and the balance in cash;

                  (3) a total direct Rollover of an Eligible Rollover Distribution; or

                  (4) a partial lump sum in cash and a Direct Rollover of the remaining balances.

         In addition to these distribution options, participants who participated in the Midland Bank and Trust Company Savings and Investment Plan (the "Midland Plan") prior to March 1, 1997 whose account under the Midland Plan was merged into the Plan and who become eligible to receive a distribution may elect to receive a distribution of their entire vested account balance under this Plan in the form of:

                  (1)      a single life annuity for the participant's life;

                  (2) a joint and one hundred percent (100%) survivor annuity;

                  (3)      equal installments over a period of ten (10), fifteen
                           (15), or twenty (20) years;

                  (4)      a life annuity with fifteen (15) years certain.

         Should you die before you receive the total value of your account balance, the remaining value will be paid to your beneficiary. You may designate your beneficiary; if you are married and wish to designate a beneficiary other than your spouse, you must obtain your spouse's consent to that designation. If you do not have a validly designated beneficiary at the time of your death, the benefit will be paid to your surviving spouse or, if none, to your estate.

                              Restrictions on Sale

         Prohibitions against trading through the use of inside information could limit the time, and the manner in which, a Participant may transfer into or out of the Valley Stock Fund. In addition to the restrictions against insider trading, affiliates of the Employer are subject to additional restrictions on reoffers or resales of common stock acquired pursuant to a distribution from the Plan and are required to make resales under a registration statement or pursuant to an exemption from registration under the Securities Act of 1933.

                       Special Note For Executive Officers

         Prohibitions against insider trading apply to all employees of the Employer. Executive Officers (including persons who have been Executive Officers within the past six months) of the Employer are subject to additional restrictions imposed by the securities laws on the ability to trade in the equity securities of the Employer. Further, Executive Officers are subject to restrictions on investments in, and transfers to and from the Valley Stock Fund. Prior to attempting to effect any such transaction, Executive Officers should consult with the Financial Administration Department.


                      Amendment and Termination of the Plan

         The Employer expects this Plan to be permanent. However, the Employer reserves the right to amend or terminate the Plan at any time by action of its Board of Directors or other governing body. No change in the Plan can affect your vested account balance at the time such amendment or termination of the Plan is made, however, nor, absent very special circumstances, can the Employer take back money that it has contributed to the Plan.

         In the event of a partial or complete termination of the Plan, you will remain or become fully vested in your total account balance if you are a participant and are affected by the termination. Upon a termination of the Plan, your benefits under the Plan will be distributed in accordance with the distribution provisions discussed above, beginning at page 8.

                            Plan Funding And Expenses

         The Plan is funded by Participants who make Elective Deferral Contributions and by the Employer through its matching contributions and its Qualified Nonelective Contributions on behalf of Participants to the Plan. Since the Plan's inception, the Employer has paid all Plan expenses other than certain investment management expenses which are charged to the investment funds. However, the Employer is not obligated to do so and reserves the right to charge expenses directly to Plan assets. Investment management expenses charged to the investment funds can be found in each fund's prospectus.

                                 Tax Information

         The Plan described in this summary plan description provides benefits to eligible employees in accordance with federal law and the governing documents. The Employer intends to operate the Plan so that it will qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Accordingly, Elective Deferral Contributions, the Employer's matching contributions, and the Employer's Qualified Nonelective Contributions will be deductible by the Employer for federal income tax purposes and the earnings of the trust which holds the Plan's assets will not be taxable to the trust or to the Employer.

                            Exclusiveness of Benefits

         Your benefits are for your use only. They may not be sold, transferred, assigned or pledged to another person, or used to pay off debts, contracts and liabilities prior to the time of distribution to you or your designated beneficiary. Also, your account balance is not subject to the claims of creditors.

         Your retirement benefit, while ordinarily not subject to legal process, may be subject to the terms of a Domestic Relations Order in the event the Plan Administrator determines that such a Domestic Relations Order is qualified according to the requirements of the Code. The terms of a Qualified Domestic Relations Order could allocate a portion of your assets in the Plan to your spouse, former spouse, child or other dependent but will not expand upon or alter a participant's, beneficiary's or alternate payee's rights under the Plan.

         Benefits provided under this Plan are not insured by the Pension Benefit Guaranty Corporation ("PBGC") under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") because those insurance provisions under ERISA are not applicable to this kind of plan.

                                Claims Procedures

         The Plan Administrator or its delegate will review your benefit plan claim within a reasonable period of time not to exceed 90 days. If special circumstances require an extension of time, the Plan Administrator may take up to an additional 90 days, in which case you will be notified of the delay.

         If a claim is wholly or partially denied, you will receive in writing:

         o        the specific reason or reasons for denial;

         o the specific reference to the Plan provision on which the denial is based;

         o a description of any additional materials or information required before the claim can be processed and an explanation of why such material or information is required;

         o a list of the steps to be taken if you want the denial of claims reviewed.

         If your claim has been denied, you have the right to request a review of the denied claim, to be represented by legal counsel, to review pertinent documents, and to submit any comments in writing. To obtain a review, mail or deliver a letter for review to the Plan Administrator within 60 days from the receipt of the denial of claim or from the time the claim is deemed denied.

         Upon receipt of the request for review of a denied claim, the Plan Administrator will make a prompt decision within 60 days after the request for review is received, unless special circumstances require an extension of time, in which case you will be notified of the decision no later than 120 days from the receipt of request for a review.

         If on review of a denied claim the Plan Administrator again determines that the claim should be denied, the notice of that decision will give specific reasons for the denial as well as refer to the provisions of the Plan document on which the decision is based.

                                Your ERISA Rights

         This Plan description has been written in everyday language and has been organized in a manner that will best help you to understand what the Plan does and how it does it. The language in the actual Plan document and in the contract which governs the Plan follows traditional legal guidelines and is different from this wording.
If you want, you may inspect the legal Plan document and contract at any time.

         As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all employees covered by the Plans shall be entitled to:

         o Examine, without charge, at the Plan Administrator's office or at your work location, all Plan documents, including contracts and copies of all documents filed by the Plans with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

         o Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies.

         o Receive a copy of the summary of the Plan's annual financial reports. The Plan Administrator is required by law to furnish each Plan participant with a copy of this summary annual report.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the individuals who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

         No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

         If your claim for obtaining a benefit is denied, in whole or in part, you must receive a written explanation of the reason for denial. You have the right to have the Plan Administrator review and reconsider your claims.

         Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the Plan Administrator's control. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court.

         If it should ever happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

         If you have any question about the Plan, you should contact your Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.

                              Important Information


Employer:                    Valley National Bank
                             1455 Valley Road
                             Wayne, NJ 07470
                             (973)305-4073

Related Employer(s):         VNB Financial Advisors, Inc., VNB Loan
                             Services,  Inc., VNB Financial Services,  Inc., GAP
                             Realty,  Inc., Valley National  Mortgage  Services,
                             Inc., and Midland Bank and Trust Company (merged with Valley National Bank as of March 1, 1997)

Agent for Service of         The Plan Administrator is the Agent for Service of
Legal Process:               Legal Process

Plan Year:                   January 1 - December 31

Plan Number:                 002

Type of Plan:                Defined Contribution Profit Sharing

Employer Identification
Number:                      22-1186387

Plan Administrator:          Valley National Bank
                             1455 Valley Road
                             Wayne, NJ 07470
                             (973)305-4073

Trustees:                    Gerald Lipkin, Peter Southway, Robert McEntee
                               and Joseph Vozza
                             Valley National Bank
                             1455 Valley Road
                             Wayne, NJ 07470
                             (973)305-4073

                                    EXHIBIT A


Funds Made Available for Investment


Participants' Accounts may be invested in the following Funds:


         (1)      Fidelity Cash Reserves

         (2)      Fidelity Advisor Intermediate Bond Fund (I-share)

         (3)      Fidelity Advisor Balanced Fund (I-share)

         (4)      Fidelity Spartan U.S. Equity Index Fund

         (5)      Fidelity Advisor Equity Growth Fund (I-share)

         (6)      Fidelity Worldwide Fund

         (7)      Valley Stock Fund